Exhibit 4.25
DESCRIPTION OF CAPITAL STOCK OF WARNER MUSIC GROUP CORP.
Warner Music Group Corp. (the “Company,” “we,” “us,” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is our Class A common stock, par value $0.001 per share (the “Class A Common Stock”). The Class A Common Stock is registered under Section 12(b) of the Exchange Act.
General
The following description is a summary of the material terms of our capital stock and our fourth amended and restated certificate of incorporation (the “Certificate of Incorporation”) and fourth amended and restated bylaws (the “Bylaws”).  This is a summary only and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation and our Bylaws, each of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 30, 2020, of which this Exhibit 4.25 is a part.  We encourage you to read our Certificate of Incorporation and our Bylaws, for additional information. Except as otherwise expressly provided in our Certificate of Incorporation or as required by applicable law and as described herein, our Class A Common Stock and Class B common stock, par value $0.001 per share (the “Class B Common Stock”), which is not registered under Section 12 of the Exchange Act, have the same rights, are equal in all respects and are treated by us as if they were one class of shares.
Authorized, Issued and Outstanding Shares of Common Stock
As of September 30, 2020, our authorized capital stock consists of 2,100,000,000 shares of stock, consisting of (a) 1,000,000,000 shares of Class A Common Stock authorized and 88,550,000 shares of Class A Common Stock issued and outstanding; (b) 1,000,000,000 shares of Class B Common Stock authorized and 421,450,000 shares of Class B Common Stock issued and outstanding; and (c) 100,000,000 shares of preferred stock, $1.00 par value (“Preferred Stock”) and no shares of Preferred Stock issued and outstanding.
Voting Rights
Shares of our Class A Common Stock are entitled to one vote per share and shares of our Class B Common Stock are entitled to 20 votes per share. Our shares of Class B Common Stock will automatically be converted into shares of Class A Common Stock upon the occurrence of certain events set forth below under “—Conversion, Exchange and Transferability.” Holders of shares of Class A Common Stock and Class B Common Stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise required by applicable law and as specified in our Certificate of Incorporation.
Dividends
Any dividend paid or payable to the holders of shares of Class A Common Stock and Class B Common Stock will be paid on an equal priority, pari passu basis, on a per share basis to the holders of shares of Class A Common Stock and Class B Common Stock, unless different treatment of the shares of each such class is approved by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class; provided, however, that if a dividend is paid in the form of Class A Common Stock or Class B Common Stock (or rights to acquire shares of Class A Common Stock or Class B Common Stock), then the holders of Class A Common Stock will receive Class A Common Stock (or rights to acquire shares of Class A Common Stock) and holders of Class B Common Stock will receive Class B Common Stock (or rights to acquire shares of Class B Common Stock) with holders of Class A Common Stock and Class B Common Stock receiving an identical number of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such stock, as the case may be), unless approved by the affirmative vote of a majority of the voting power of the then outstanding shares of Class A Common Stock entitled to vote thereon and by the affirmative vote of a majority of the voting power of the then outstanding shares of Class B Common Stock entitled to vote thereon, each voting separately as a class. For the avoidance of doubt, shares of Class B Common Stock or rights to acquire Class B Common Stock may not be issued, paid or otherwise distributed to holders of Class A Common Stock or rights to acquire Class A Common Stock unless approved by the affirmative vote of a majority of the then-outstanding shares of Class B Common Stock entitled to vote thereon.
A dividend payable in shares of any class or series of securities of the Company or any other person, other than shares of Class A Common Stock or Class B Common Stock (or rights to acquire Class A Common Stock or rights to acquire Class B Common Stock) may be declared and paid on the basis of a distribution of (i) identical securities, on an equal per share basis, to holders of Class A Common Stock and Class B Common Stock or (ii) a separate class or series of securities to the holders of shares of Class A Common Stock and a different class or series of securities to the holders of shares of Class B Common Stock, on an equal per share basis to such holders; provided that, in connection with a dividend payable in shares pursuant to (ii) above, such separate classes or series of securities do not differ in any respect other than their relative voting rights, with holders of Class B Common Stock receiving the class or series of securities having the highest relative voting rights and the holders of shares of Class A Common Stock receiving securities having lesser relative voting rights; provided that the highest relative voting rights are no more than 20 times greater than the lesser relative voting rights; provided further, that unless approved by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class B Common Stock, entitled to vote thereon, the class or series of securities received by the holders of the Class B Common Stock shall provide for 20 votes per share.
Liquidation
In the event of our dissolution, liquidation or winding-up of our affairs, whether voluntary or involuntary, after payment of all our preferential amounts required to be paid to the holders of any series of Preferred Stock, our remaining assets legally available for distribution, if any, will be distributed among the holders of the shares of Class A Common Stock and Class B Common Stock, treated as a single class, pro rata based on the number of shares held by each such holder, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A Common Stock and a majority of the voting power of the then-outstanding Class B Common Stock, voting separately.
Merger, Consolidation or Tender or Exchange Offer
The holders of Class B Common Stock will not be entitled to receive economic consideration for their shares in excess of that payable to the holders of Class A Common Stock in the event of a merger, consolidation or other business combination requiring the approval of our stockholders or a tender or exchange offer to acquire any shares of our common stock, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A Common Stock and a majority of the voting power of the then-outstanding Class B Common Stock, voting separately. However, in any such event involving consideration in the form of securities of another corporation or other entity, then the holders of shares of Class B Common Stock shall have their shares of Class B Common Stock converted into, or may otherwise be paid or distributed, such securities with a greater number of votes per share (but in no event greater than 20 times; provided that, unless otherwise approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class B Common Stock entitled to vote thereon, the class or series of securities received by the holders of Class B Common Stock shall provide for 20 votes per share) than such securities into which shares of Class A Common Stock are converted, or which are otherwise paid or distributed to the holders of shares of Class A Common Stock.
Any merger or consolidation that is not a change of control transaction would require approval by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A Common Stock and a majority of the voting power of the then-outstanding Class B Common Stock, voting separately, unless (i) the shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such merger or consolidation are treated equally, identically and ratably or (ii) such shares are converted on a pro rata basis into shares of the surviving entity having identical rights, powers and privileges to the shares of Class A Common Stock and Class B Common Stock in effect immediately prior to such merger or consolidation, respectively; provided that if the voting power of the Class B Common Stock would be adversely affected in connection with such merger or consolidation, the approval by the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock shall be required.
Reclassification, Subdivisions and Combinations
If we reclassify, subdivide or combine in any manner our outstanding shares of Class A Common Stock or Class B Common Stock, then all outstanding shares of Class A Common Stock and Class B Common Stock will be reclassified, subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the voting power of the then-outstanding Class A Common Stock and a majority of the voting power of the then-outstanding Class B Common Stock, voting separately; provided that if the voting power of the Class B Common Stock would be adversely affected by such reclassification, subdivision or combination, the approval by the affirmative vote of a majority of the voting power of the then-outstanding shares of Class B Common Stock will be required.
Spin-offs
Any new company formed as a result of a spin-off to our stockholders must have a certificate of incorporation or other constituent document with provisions substantially similar in all material respects to the Certificate of Incorporation, including provisions providing for the distribution of voting securities to holders of Class B Common Stock that have 20 times the voting power of any securities distributed to holders of Class A Common Stock, unless a majority of the voting power of the Class B Common Stock otherwise consents.
Conversion, Exchange and Transferability
Shares of Class A Common Stock are not convertible into any other class of shares.
Each outstanding share of Class B Common Stock may at any time, at the option of the holder, be converted into one share of Class A Common Stock. In addition, each outstanding share of Class B Common Stock will be automatically converted into one share of Class A Common Stock upon any transfer of such share of Class B Common Stock, except for certain permitted transfers described in our Certificate of Incorporation. Permitted transfers include transfers made to Access Industries, LLC, a Delaware limited liability company, and its affiliates, certain of which are our controlling stockholders (“Access”); Len Blavatnik; the Blavatnik Family Foundation LLC; any direct or indirect equityholder of Access; any family member of any direct or indirect equityholder of Access; entities controlled, directly or indirectly, or managed by Access or an affiliate of Access; and any affiliate or permitted transferee of any of the foregoing, including any affiliate of any permitted transferee. Permitted transferees include family members, trusts solely for the benefit of any direct or indirect equityholder of Access or one or more of such equityholder’s family members and other tax and estate planning vehicles, partnerships, corporations and other entities controlled by the equityholder or such equityholder’s family members, and certain foundations and charities affiliated with Access or any permitted transferees, so long as the equityholder or permitted transferees, or a fiduciary who is selected by Access or such equityholder or permitted transferees and whom Access or such equityholder or permitted transferees have the power to remove and replace, retains voting control over the shares transferred to such foundation or charity.
Each outstanding share of Class B Common Stock will automatically convert into one share of Class A Common Stock on the first business day after the date on which the outstanding shares of Class B Common Stock constitutes less than 10% of the aggregate number of shares of common stock then outstanding.
In addition, all of our shares of Class B Common Stock will convert into shares of Class A Common Stock if our board of directors approves such conversion with the consent of a majority of the voting power of the Class B Common Stock.
Other than as described above or set forth in our Certificate of Incorporation, our Class B Common Stock will not automatically be converted into Class A Common Stock. Once converted into Class A Common Stock, the Class B Common Stock may not be reissued.
Other Provisions
The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of holders of our common stock are subject to any series of Preferred Stock that we may issue in the future, as described below.
Under the Certificate of Incorporation, the rights, powers, preferences and privileges of the shares of Class B Common Stock may not be adversely affected in any manner without the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock entitled to vote thereon.
Preferred Stock
Under our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. As of September 30, 2020, no shares of our authorized Preferred Stock are outstanding. Because our board of directors has the power to establish the preferences and rights of the shares of any additional series of Preferred Stock, it may afford holders of any Preferred Stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.
Annual Stockholders Meeting
Our Bylaws provide that annual stockholders meetings will be held at a date, time and place, if any, as exclusively selected by our board of directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Voting
The affirmative vote of a plurality of the voting power of the shares of our then-outstanding common stock present, in person or by proxy, at the meeting and entitled to vote on the election of directors will decide the election of any directors, and the affirmative vote of a majority of the voting power of the shares of our then-outstanding common stock present, in person or by proxy, at the meeting and entitled to vote at any annual or special meeting of stockholders will decide all other matters voted on by stockholders, unless the question is one upon which, by express provision of law, under our Certificate of Incorporation, or under our Bylaws, a different vote is required, in which case such provision will control.

Removal of Directors
Our Certificate of Incorporation provides that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the total combined voting power of our outstanding shares of common stock then entitled to vote at an election of directors; provided that the Company shall not permit the removal of an Access-designated director without Access’s consent until such time as Access first beneficially ceases to own at least 10% of the total combined voting power of the then-outstanding common stock. Any vacancy in the board of directors that results from (x) the death, disability, resignation or disqualification of any director shall be filled by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director and (y) an increase in the number of directors or the removal of any director shall be filled (a) until the first date on which Access ceases to beneficially own more than 50% of the total combined voting power of our common stock, solely by an affirmative vote of the holders of at least a majority of the total combined voting power of our outstanding common stock entitled to vote in an election of directors and (b) from and after the first date on which Access ceases to beneficially own more than 50% of the total combined voting power of our common stock, by an affirmative vote of at least a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.
Anti-Takeover Effects of our Certificate of Incorporation and Bylaws
The provisions of our Certificate of Incorporation and Bylaws summarized below may have an antitakeover effect and may delay, defer or prevent a tender offer or takeover attempt that may be considered in the best interest of our holders of common stock, including an attempt that might result in the receipt of a premium over the market price for shares of common stock. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which could result in an improvement of the terms offered to us.
Dual Class Common Stock. As described above in the section titled “—Common Stock—Voting Rights,” our Certificate of Incorporation provides for a dual class common stock structure pursuant to which holders of our Class B Common Stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets. Current investors, executives, and employees will have the ability to exercise significant influence over those matters.
Authorized but Unissued Shares of Common Stock. Our shares of authorized and unissued common stock are available for future issuance without additional stockholders approval. While our authorized and unissued shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.
Authorized but Unissued Shares of Preferred Stock. Under our Certificate of Incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. The existence of authorized but unissued Preferred Stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of Preferred Stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, our common stock.
Special Meetings of Stockholders. Our Certificate of Incorporation provides that, until the date when Access ceases to beneficially own more than 50% of the total combined voting power of our outstanding common stock, a special meeting of stockholders may be called only by our board of directors or our corporate secretary at the request of the holders of at least a majority of the total combined voting power of our outstanding common stock. From and after such date, a special meeting of the stockholders may be called only by the Chairman of our board of directors or by a resolution adopted by a majority of our board of directors.
Stockholders Advance Notice Procedure. Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The Bylaws provide that any stockholders wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our corporate secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our corporate secretary (x) not less than 90 days nor more than 120 days prior to the meeting or (y) no later than the close of business on the 10th day following the day on which a public announcement of the date of the meeting is first made by us.
No Stockholders Action by Written Consent. Our Certificate of Incorporation provides that stockholders action may be taken only at an annual meeting or special meeting of stockholders, provided that stockholders action may be taken by written consent in lieu of a meeting until Access ceases to beneficially own more than 50% of the total combined voting power of our outstanding common stock.
Amendments to Certificate of Incorporation and Bylaws. Our Certificate of Incorporation provides that our Certificate of Incorporation may be amended by both the affirmative vote of a majority of our board of directors and the affirmative vote of the holders of a majority of the total combined voting power of our outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders; provided that, after the date when Access ceases to beneficially own more than 50% of the total combined voting power of our outstanding common stock, specified provisions of our Certificate of Incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 66 2⁄3% of the total combined voting power of our outstanding common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing:
•dual class common stock capital structure;
•liability and indemnification of directors;
•corporate opportunities;
•elimination of stockholders action by written consent if Access ceases to beneficially own more than 50% of the total combined voting power of our outstanding common stock;
•prohibition on the rights of stockholders to call a special meeting if Access ceases to beneficially own more than 50% of the total combined voting power of our outstanding common stock; and
•required approval of the holders of at least 66 2⁄3% of the total combined voting power of our outstanding common stock to amend our Bylaws and certain provisions of our Certificate of Incorporation if Access ceases to beneficially own more than 50% of the total combined voting power of our outstanding common stock.
In addition, our Bylaws may be amended, altered or repealed, or new Bylaws may be adopted, by the affirmative vote of a majority of our board of directors, or by the affirmative vote of the holders of (x) as long Access beneficially owns more than 50% of the total combined voting power of our outstanding common stock, a majority, and (y) thereafter, at least 66 2⁄3%, of the total combined voting power of our outstanding common stock then entitled to vote at any annual or special meeting of stockholders.
These provisions make it more difficult for any person to remove or amend any provisions in our Certificate of Incorporation and Bylaws that may have an anti-takeover effect.
Delaware Anti-Takeover Law. In general, Section 203 of the General Corporation Law of the State of Delaware (“DGCL”) prohibits a publicly held Delaware corporation from engaging in a business combination, such as mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or subsidiary with an interested stockholder including a person or group who beneficially owns 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Section 203 permits corporations, in their certificate of incorporation, to opt out of the protections of Section 203. Our Certificate of Incorporation provides that we have elected not to be subject to Section 203 of the DGCL for so long as Access owns, directly or indirectly, at least five percent of the outstanding shares of our common stock. From and after the date that Access ceases to own, directly or indirectly, at least five percent of the outstanding shares of our common stock, we will be governed by Section 203.
Limitations on Liability and Indemnification
Our Certificate of Incorporation contains provisions relating to the liability of directors. These provisions will eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:
•any breach of the director’s duty of loyalty;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or
•any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our Certificate of Incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. In addition, holders of our common stock may be adversely affected to the extent we pay costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Our Certificate of Incorporation and our Bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our Certificate of Incorporation and our Bylaws provide that we are required to indemnify our directors and executive officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, have had no reasonable cause to believe his or her conduct was unlawful.
We have entered into an indemnification agreement with each of our directors. The indemnification agreement provides our directors with contractual rights to the indemnification and expense advancement rights provided under our Bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.
Corporate Opportunities
Our Certificate of Incorporation provides that we, on our behalf and on behalf of our subsidiaries, renounce any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to Access or any of its affiliates, directors, officers, employees, stockholders, members, partners or subsidiaries, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. Neither Access nor any of its affiliates, directors, officers, employees, stockholders, members, partners or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is a director or officer of the Company, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, by becoming a stockholder in the Company, stockholders will be deemed to have notice of and consented to this provision of our Certificate of Incorporation.
Choice of Forum
Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will, to the fullest extent provided by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers, other employees, agents or stockholders; (iii) any action asserting a claim against us arising under the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (including, without limitation, any action asserting a claim arising out of or pursuant to our Bylaws); or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine, in each case subject to such Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants. However, claims subject to exclusive jurisdiction in the federal courts, such as suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or the rules and regulations thereunder, need not be brought in the Court of Chancery of the State of Delaware. Although our Certificate of Incorporation contains the exclusive of forum provisions described above, it is possible that a court could find that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. To the fullest extent permitted by law, by becoming a stockholder in the Company, stockholders will be deemed to have notice of and have consented to the provisions of our Certificate of Incorporation related to choice of forum.
Market Listing
Our Class A Common Stock is listed on Nasdaq under the symbol “WMG”.

Transfer Agent and Registrar
The transfer agent and registrar for our Class A Common Stock and Class B Common Stock is American Stock Transfer & Trust Company, LLC.